                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential,
                                              for Use of the Commission Only
/X/ Definitive Proxy Statement                (as permitted by Rule 14a-6(e)(2))

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        AMERISOURCE HEALTH CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

            Class A Common Stock   Amerisource Health Corporation
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

                                  11,803,574
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                                     N/A
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

                                     N/A
--------------------------------------------------------------------------------

     (5) Total Fee Paid:

                                   $125.00
--------------------------------------------------------------------------------
     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing party:

--------------------------------------------------------------------------------
     (4) Date filed:

--------------------------------------------------------------------------------

---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                              [AMERISOURCE LOGO]
                            ------------------------

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 28, 1996
                            ------------------------

TO THE STOCKHOLDERS OF AMERISOURCE HEALTH CORPORATION:

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of the Stockholders of AMERISOURCE HEALTH CORPORATION will be held at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355, on Wednesday, February 28, 1996, at 8:30 a.m. local time, for the purpose of:

          (1) electing eight directors; and

          (2) transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on January 2, 1996 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof; only holders of stock of the Company of record on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments. A list of stockholders will be available at the time and place of the meeting, and during the 10 days prior to the meeting, at the office of the Secretary, Teresa T. Ciccotelli, Esq., at AmeriSource Health Corporation, 300 Chester Field Parkway, Malvern, Pennsylvania 19355.

     It is important that your shares be represented at the meeting regardless of the number of shares that you own. Please complete and sign the enclosed proxy card, which is being solicited by the Board of Directors of the Company, and return it in the enclosed postage pre-paid envelope as soon as you can, whether or not you expect to attend the Annual Meeting in person.

     A proxy statement for your additional information is attached to this notice.

     You are cordially invited to attend the Annual Meeting.

                                          Respectfully,

                                          /s/ TERESA T. CICCOTELLI
                                          ------------------------
                                          TERESA T. CICCOTELLI
                                          Vice President, General Counsel and
                                          Secretary

Dated: January 26, 1996

                         AMERISOURCE HEALTH CORPORATION
                                  P.O. BOX 959
                        VALLEY FORGE, PENNSYLVANIA 19482
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL INFORMATION

     This proxy statement is furnished by the Board of Directors of AmeriSource Health Corporation (the "Company") in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 28, 1996 and at any adjournments thereof. The Company's annual report to stockholders, including financial statements, accompanies this notice and proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material. The proxy and this proxy statement are being mailed to stockholders on or about January 26, 1996.

     Proxies are solicited by the Board of Directors of the Company in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented thereby will be voted by the proxy holders named on the proxy card in accordance with the stockholder's directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

     Solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost of preparing, assembling, and mailing the notice of Annual Meeting, proxy statement, and form of proxy will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

REVOCABILITY OF PROXY

     Execution of the enclosed proxy will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby effectively canceling any proxies previously given. In addition, a stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

VOTING AT THE ANNUAL MEETING

     Only the holders of shares of Class A Common Stock, par value $.01 per share (the "Common Stock") of the Company of record at the close of business on January 2, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of Common Stock entitled to vote will have the right to one vote for each share held on all matters to come before the meeting. On that date, there were 11,803,574 shares of Common Stock issued and outstanding. There were also 9,985,230 shares of the Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and 381,882 shares of the Class C Common Stock, par value $.01 per share (the "Class C Common Stock"), of the Company issued and outstanding. Holders of the Class B Common Stock may elect at any time to convert any and all of such shares into Class A Common Stock, on a share-for-share basis, to the extent the holder thereof is not prohibited from owning additional voting securities by virtue of regulatory restrictions. A share of Class C Common Stock will automatically be converted into a share of Class A Common Stock (a) immediately prior to its sale in a future public offering or (b) at such time as such share of Class C Common Stock has been sold publicly in a transaction that complies with maximum quantity limitations applicable to such sale until on or about March 31, 1996.

     The holders of a majority of the outstanding shares of Common Stock must be present in person or by proxy at the Annual Meeting to constitute a quorum for the purpose of transacting business at the meeting. Except for the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote on a proposal is required to ratify and approve the proposal. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote. Broker non-votes will not be counted for purposes of determining whether any proposal has been approved. Directors are elected by a plurality of the votes cast by written ballot. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 28, 1995, certain information regarding the beneficial ownership of Common Stock of the Company, including shares of Common Stock as to which a right to acquire ownership within 60 days exists, of each director, each nominee for director, each executive officer named in the Summary Compensation Table, of all the directors and named executive officers of the Company as a group, and of each person known to the Company to have been the beneficial owner of more than 5% of the outstanding Common Stock.

                                                                        AGGREGATE NUMBER
                                                                           OF SHARES       PERCENT
                                                 TITLE OF                 BENEFICIALLY       OF
     NAME OF BENEFICIAL OWNER                BENEFICIAL OWNER               OWNED(1)        CLASS
----------------------------------  ----------------------------------  ----------------   -------
John F. McNamara(2)                 Chairman, President and Chief
                                    Executive Officer.................        665,700         3.0%
David M. Flowers(2)                 Executive Vice President,
                                    Marketing.........................        137,400           *
R. David Yost(2)                    Executive Vice President,
                                    Operations........................        238,950         1.0%
Kurt J. Hilzinger(2)                Vice President, Chief Financial
                                    Officer and Treasurer.............         73,750           *
Bruce C. Bruckmann(3)(4)            Director..........................         69,313           *
Michael A. Delaney(5)               Director..........................              0           *
Richard C. Gozon(4)                 Director..........................          5,000           *
Lawrence C. Karlson(4)              Director..........................          5,000           *
George H. Strong(4)                 Director..........................              0           *
James A. Urry(5)                    Director..........................              0           *
Barton J. Winokur                   Director..........................         19,750           *

All directors and named executive
  officers as a group
  (11 persons)(2)(3)(4)(5)............................................      1,214,863         5.6%

399 Venture Partners, Inc.
  ("VPI")(6)(7).......................................................     10,021,073        45.9%
  1209 Orange Street
  Wilmington, DE 19801

---------------

  * Less than 1%.

(1) Based on information furnished to the Company by the respective stockholders. Except as indicated below, the Company is informed that the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(2) Pursuant to the Company's 1995 Stock Option Plan, Messrs. McNamara, Flowers, Yost and Hilzinger received options, with limitations on exercise, to acquire 100,000, 65,000, 65,000, and 40,000 shares, respectively, of Common Stock. None of these options are currently exercisable, and the options are not included in the information set forth in the above table.

(3) Includes 67,632 shares of Class B Common Stock owned by Mr. Bruckmann.

(4) Pursuant to the Company's Non-Employee Director Stock Option Plan, Messrs. Bruckmann, Gozon, Karlson and Strong each received options, with limitations on exercise, to acquire 5,000 shares of Common Stock. None of these options are currently exercisable, and the options are not included in the information set forth in the above table.

(5) Messrs. Delaney and Urry disclaim beneficial ownership relating to the shares of Common Stock held by VPI.

(6) Includes 9,786,147 shares of Class B Common Stock owned by VPI.

(7) VPI disclaims beneficial ownership as to shares of Common Stock held by investors currently or previously affiliated with VPI. VPI is a wholly-owned, indirect subsidiary of Citicorp.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of eight (8) directors each serving annual terms. It is proposed that eight (8) directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Unless otherwise specified by the stockholders, it is intended that the shares represented by proxies will be voted for the eight (8) nominees for director listed below. All of the nominees are presently serving as directors of the Company. Each nominee for director has consented to his nomination and, so far as the Board of Directors and management are aware, will serve as a director if elected. However, if any of the nominees should become unavailable prior to the election, the shares represented by proxies may be voted for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors chooses to reduce the number of directors to be elected. There is no family relationship between any of the directors or nominees. There is no arrangement or understanding between any director or nominee for director and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE EIGHT (8) NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.

JOHN F. MCNAMARA            Age 60            Director since 1989

     Chairman, President and Chief Executive Officer, AmeriSource Health Corporation and AmeriSource Corporation

          Mr. McNamara has been Chairman, President and Chief Executive Officer of the Company and of AmeriSource Corporation, the Company's chief operating subsidiary ("AmeriSource"), since 1989 and has been President of AmeriSource since 1987. Prior to holding these positions, he was Chief Operating Officer of AmeriSource from 1986 to 1989 and Executive Vice President of AmeriSource from 1985 to 1987. He also served as Chairman, from 1986 to 1990, and President, from 1981 to 1986, of the Kauffman-Lattimer division of AmeriSource. Mr. McNamara served on the executive committee of the National Wholesale Druggists' Association from 1991 through 1994 and served as its chairman of the board from November 1993 to November 1994. Mr. McNamara is a member of the Capital Appropriations Committee of the Company's Board of Directors.

BRUCE C. BRUCKMANN            Age 42            Director since 1992

     Managing Director, Bruckmann, Rosser, Sherrill & Co., Inc.

          Mr. Bruckmann previously served as a director of the Company from 1989 to December 1991, and as a director of AmeriSource Corporation from 1988 to December 1991, prior to his reelection as a director of the Company in 1992. Mr. Bruckmann is a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. Until January 1995, Mr. Bruckmann was a Managing Director of Citicorp Venture Capital

     Ltd. and of Court Square Capital Limited. Mr. Bruckmann serves as a director of Chromcraft Revington, Inc., Cort Business Services Corporation and Mohawk Industries, Inc. Mr. Bruckmann is a member of the Compensation Committee of the Company's Board of Directors.

MICHAEL A. DELANEY            Age 41            Director since 1995

     Vice President, Citicorp Venture Capital Ltd.

          Mr. Delaney has been a Vice President of Citicorp Venture Capital Ltd. since 1989. From 1986 through 1989 he was Vice President of Mergers and Acquisitions at Citicorp. Mr. Delaney is also a director of Sybron Chemicals, Inc., GVC Holdings, JAC Holdings, Delco Remy International, Inc., Delco Remy America, Inc., Reman Holdings, Inc., Enterprise Radio Corporation, SC Processing, Inc., The Triumph Group, FF Holdings Corporation, Cort Business Services Corporation, Cort Furniture Rental Corporation, Palomar Technologies Corporation and Palomar Products, Inc. Mr. Delaney is a member of the Compensation Committee of the Company's Board of Directors.

RICHARD C. GOZON            Age 57            Director since 1994

     Executive Vice President, Weyerhaeuser Company

          Mr. Gozon has been Executive Vice President of Weyerhaeuser Company since June 1994. Mr. Gozon formerly was President and Chief Operating Officer of Alco Standard Corporation from 1988 to 1993. He is also a director of UGI Corp. and The Triumph Group. Mr. Gozon is Chairman of the Compensation Committee and a member of the Audit Committee of the Company's Board of Directors.

LAWRENCE C. KARLSON            Age 53            Director since 1994

     Chairman, Karlson Corporation

          Mr. Karlson is Chairman of Karlson Corporation and serves as a director of Meridian Bank Corp. and CDI Corporation. Mr. Karlson is a member of the Capital Appropriations Committee of the Company's Board of Directors.

GEORGE H. STRONG            Age 69            Director since 1994

     Private Investor

          Mr. Strong is a private investor and serves as a director of Corefunds, Health South Rehabilitation Corp. and Integrated Health Services, Inc. Mr. Strong is Chairman of the Audit Committee of the Company's Board of Directors.

JAMES A. URRY            Age 42            Director since 1995

     Vice President, Citicorp Venture Capital Ltd.

          Mr. Urry has been with Citibank, N.A. since 1981, serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd. since 1989. He is also a director of FF Holdings Corporation, York International Corporation, Hancor Holding Corp., Cort Furniture Rental Corporation and Cort Business Services Corporation. Mr. Urry is a member of the Compensation Committee of the Company's Board of Directors.

BARTON J. WINOKUR            Age 55            Director since 1990

     Partner, Dechert Price & Rhoads

          Mr. Winokur is a partner in the law firm of Dechert Price & Rhoads and serves as a director of CDI Corporation, FF Holdings Corporation, Farm Fresh, Inc., Davco Restaurants, Inc. and The Bibb Company. Mr. Winokur is Chairman of the Capital Appropriations Committee and a member of the Audit Committee of the Company's Board of Directors.

BOARD OF DIRECTORS

     The Board of Directors of the Company held five (5) meetings during fiscal year 1995. All of the directors attended 75% or more of the meetings of the Board of Directors and the Committees of the Board of Directors on which they served, except Messrs. Bruckmann and Gozon who attended 60% of the meetings, and Mr. Delaney who attended 50% of the meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors are the Compensation, Audit, and Capital Appropriations Committees.

     The Compensation Committee reviews and recommends actions to the Board of Directors on such matters as salary and other compensation of officers and the administration of certain benefit plans. The Compensation Committee also has the authority to administer, grant and award stock and stock options under the Company's incentive equity plans. The Compensation Committee held one (1) meeting during fiscal year 1995. The current Chairman of the Compensation Committee is Mr. Gozon and its current members are Messrs. Delaney, Urry and Bruckmann.

     The Audit Committee meets with management, the Company's independent auditors and its internal audit department to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors, discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. The Audit Committee held one (1) meeting during fiscal year 1995. The current Chairman of the Audit Committee is Mr. Strong and its current members are Messrs. Gozon and Winokur.

     The Capital Appropriations Committee authorizes and approves investments by the Company, other than investments in the ordinary course of business. The Capital Appropriations Committee held two (2) meetings during fiscal year 1995. The current Chairman of the Capital Appropriations Committee is Mr. Winokur and its current members are Messrs. McNamara and Karlson.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Executive Compensation Program. The role of the Compensation Committee (the "Committee") is to recommend, establish, oversee and direct the Company's executive compensation policies and programs and to recommend to the Board compensation for executive officers. In carrying out this role, we believe it is important to align executive compensation with Company values and objectives, business strategies, management initiatives, business financial performance and enhanced stockholder value.

     Our Committee is comprised of independent outside directors, none of whom is or was an officer or employee of the Company or its subsidiaries. Periodically we solicit and receive recommendations and advice from independent third-party compensation consultants who have acted in this capacity since 1994.

     Our executive compensation program is designed to attract and retain key executives with outstanding abilities and to motivate them to perform to the full extent of their abilities. We believe that executives should have a greater portion of their compensation at risk than other employees, and that executive compensation should be tied directly to the performance of the business and be aligned with benefits realized by the Company's stockholders.

     Compensation for Company executives consists of both cash and equity-based opportunities. The annual cash compensation consists of (i) base salary and (ii) annual incentive opportunity. Equity-based opportunities are provided on a long-term basis through the Company's 1995 Stock Option Plan.

     The Committee's compensation consultants have advised that the salaries and annual incentive awards paid to the Company's chief executive officer and other executive officers are consistent with industry competitive practices. In making this determination, the consultants analyzed the compensation payable at the pharmaceutical wholesale distribution companies included in the Peer Group Index described in the discussion of Stockholder Return Performance below, and also relied upon survey data covering a broader range of wholesale and distribution companies.

     The Committee has reviewed the base salaries of executive officers from time to time, making adjustments that, in its judgment, are appropriate. In fiscal year 1995, the Committee reviewed the salaries of two executive officers. Based upon a subjective evaluation of their overall performance and upon the competitive compensation information described above, the Committee increased their salaries as reflected in the Summary Compensation Table.

     In the future, the Committee intends to review executive officer salaries annually, and to make adjustments based on judgments of past performance, changed job duties, scope and responsibilities, competitive pay data and expected future contributions of each executive officer.

     The Committee also oversees the Company's annual incentive payments to executive officers. Each year we intend to establish challenging objectives based on business prospects for that year. For Messrs. McNamara, Flowers, Yost and Hilzinger, and for the other senior members of management, annual incentive opportunities are based on achieving both current financial performance objectives and individual strategic and operating objectives related to longer-term earnings, with greater weight given to the current financial performance objectives. Following the end of each fiscal year, after completion of the audit of the Company's financial statements, the Committee reviews business results and individual performance of each executive officer and each senior member of management, and determines and recommends to the Board annual incentive payments. In 1995, the Company exceeded its financial performance goals. Strategic and operating objectives were met by Messrs. McNamara, Flowers, Yost and Hilzinger as well. Consequently, Messrs. McNamara, Flowers, Yost and Hilzinger earned their bonuses attributable to their respective financial objectives and to their strategic and operating objectives.

     The Company's long-term equity-based 1995 Stock Option Plan was approved by the Company's Board of Directors in February 1995, prior to the Company's public offering of its Common Stock. The Committee oversees the 1995 Stock Option Plan for executives. The 1995 Stock Option Plan consists of non-qualified stock option grants, generally to be made only at one time each year. The Committee believes that grants made under the 1995 Stock Option Plan will focus executives on increasing stockholder value. A total of 270,000 options were granted pursuant to the 1995 Stock Option Plan to the named executive officers in fiscal year 1995 as follows: 100,000 shares to Mr. McNamara, 65,000 shares to Mr. Flowers, 65,000 shares to Mr. Yost, and 40,000 shares to Mr. Hilzinger. These awards were within the range that the Committee's compensation consultants advised was reasonable for executive officers at the time of an initial public offering of stock.

     1995 Chief Executive Officer Compensation. The Committee determined the 1995 compensation for Mr. McNamara, Chief Executive Officer, in accordance with the above discussion. The Committee did not review Mr. McNamara's base salary during the year; therefore his salary was not changed.

     In addition to the financial criteria discussed above, the Committee based Mr. McNamara's annual incentive award on his overall leadership and successful management of an aggressive cost-maintenance program that successfully prepared the Company for the initial public offering of its Common Stock in April 1995. No specific weighting was attached to these factors.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Committee believes that all of the compensation awarded to the Company's executive officers will be fully deductible in accordance with this limit.

                                          COMPENSATION COMMITTEE
                                          Richard C. Gozon, Chairman
                                          Bruce C. Bruckmann
                                          Michael A. Delaney
                                          James A. Urry

COMPENSATION OF DIRECTORS

     Directors who are full-time employees of the Company receive no additional compensation for services as a director. Each outside director of the Company is paid an annual fee of $15,000 for services as a director of the Company, plus an additional fee of $1,000 for attendance in person at each meeting of the Board of Directors in excess of four annually, and $500 per telephonic meeting of the Board of Directors. There are no fees paid for attendance at committee meetings.

     Certain outside directors of the Company may also be entitled to receive stock options for Common Stock pursuant to the AmeriSource Health Corporation Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for non-discretionary, automatic grants on an annual basis of an option to purchase shares of Common Stock to certain non-employee directors who are not affiliates of VPI. Such options become fully exercisable on the first anniversary of their respective grant dates, except for options under the initial grant, which become fully exercisable on the third anniversary of their grant date. The option exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant of the option. An aggregate of 50,000 shares of Common Stock have been reserved for issuance under the Directors Plan. Options granted to directors under the Directors Plan are treated as nonstatutory stock options under the Internal Revenue Code, as amended. The Directors Plan is administered by a committee of disinterested directors.

     The Directors Plan permits, with the consent of the committee and if permitted by the restrictions in the Company's financing agreements, the exercise of options by delivery of shares of Common Stock owned by the optionee, by withholding of such shares of Common Stock upon exercise of the option in lieu of or in addition to cash or by financing made available by the Company. The Directors Plan permits the committee to adjust the number and kind of shares subject to options in the event of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares. The Board of Directors may amend the Directors Plan at any time or may terminate any plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the plan that increases the number of shares for which options may be granted or changes in any material respect the limitations or provisions of the options subject to the plans. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted to an optionee without such optionee's consent.

     During fiscal year 1995, the Company made the initial grant of stock options under the Directors Plan as follows: Messrs. Bruckmann, Gozon, Karlson and Strong were each granted options to purchase 5,000 shares of Common Stock at $21.00 per share, all of which were outstanding and none of which were exercisable at September 30, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. To the Company's knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of this Proxy Statement.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

                 NAME                   AGE                             TITLE
--------------------------------------  ---     ------------------------------------------------------
John F. McNamara......................  60      Chairman, President and Chief Executive Officer
David M. Flowers......................  48      Executive Vice President, Marketing
R. David Yost.........................  48      Executive Vice President, Operations
Kurt J. Hilzinger.....................  35      Vice President, Chief Financial Officer and Treasurer

     Mr. McNamara is described above as a nominee for director.

     Mr. Flowers has been Executive Vice President, Marketing since December 1995. Prior to that he had held the positions of Group President -- Eastern Region since 1989, President of the AmeriSource Southeast Region from 1988 to 1989, and President of the Duff Brothers Division of AmeriSource from 1984 to 1987.

     Mr. Yost has been Executive Vice President, Operations since December 1995. Prior to that he had held the positions of Group President -- Central Region since 1989, and President, from 1986 to 1989, and Executive Vice President and General Manager, from 1984 to 1986, of the Kauffman-Lattimer Division of AmeriSource.

     Mr. Hilzinger has served as Vice President, Chief Financial Officer and Treasurer since February 1995. Prior to that, he served as Vice President, Finance, and Treasurer since October 1993, and as Vice President, Financial Planning since March 1991. Before joining the Company, he was a Vice President in the Corporate Advisory Division of Citicorp from 1986 to 1991.

     There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was elected an officer. There are no family relationships between any director, executive officer, or nominee for director.

SUMMARY COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table sets forth, for fiscal years ending September 30, 1993, 1994, and 1995 certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the named executive officers of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                          ANNUAL COMPENSATION           -------------------------------------
                                  -----------------------------------            AWARDS             PAYOUTS
                                                              OTHER     ------------------------   ----------
                                                             ANNUAL     RESTRICTED    SECURITIES                ALL OTHER
   NAME AND PRINCIPAL                                       COMPENSA-      STOCK      UNDERLYING      LTIP      COMPENSA-
        POSITION           YEAR   SALARY($)   BONUS($)(1)    TION($)    AWARD(S)($)   OPTIONS(#)   PAYOUTS($)    TION($)
-------------------------  -----  ---------   -----------   ---------   -----------   ----------   ----------   ---------
John F. McNamara.........   1995   414,780      250,000         --            --        100,000         --        53,921(2)
  Chairman, President and   1994   396,609      200,000         --            --             --         --         8,468(2)
  Chief Executive Officer   1993   380,340      150,000        110            --             --         --         7,434(2)
David M. Flowers.........   1995   202,145      110,000         --            --         65,000         --        13,095(3)
  Executive Vice
    President,              1994   169,430      100,000         --            --             --         --         8,822(3)
  Marketing                 1993   159,980       75,000         --            --             --         --         8,428(3)
R. David Yost............   1995   212,235      125,000         --            --         65,000         --        10,759(4)
  Executive Vice
    President,...........   1994   179,790      100,000         --            --             --         --         8,704(4)
  Operations                1993   170,340       75,000         --            --             --         --         9,079(4)
Kurt J. Hilzinger........   1995   140,000       80,000         --            --         40,000         --         6,500(5)
  Vice President, Chief     1994   137,833       65,000         --            --             --         --           985(5)
  Financial Officer and     1993   124,000       50,000         --            --             --         --            --
  Treasurer

---------------
(1) The amounts shown consist of cash bonuses earned in the fiscal year identified but paid in the subsequent fiscal year.

(2) "All Other Compensation" for Mr. McNamara in 1995, 1994, and 1993, respectively, includes the following: (i) $40,675, $967, and $782 in club dues, (ii) $1,350, $1,450, and $1,200 in tax return preparation fees, (iii) $6,750, $4,497, and $5,237 in contributions under the Company's Employee Investment Plan, (iv) for fiscal 1995 and 1994, respectively, $2,438 and $1,554 for spousal travel expenses, (v) for fiscal 1995, $2,708 for personal use of a Company-owned condominium, and (vi) for fiscal 1993, $215 in miscellaneous items.

(3) "All Other Compensation" for Mr. Flowers in 1995, 1994, and 1993, respectively, includes the following: (i) $6,345, $4,175, and $3,191 in club dues, (ii) $6,750, $4,497, and $5,237 in contributions under the Company's Employee Investment Plan, and (iii) for fiscal 1994, $150 for spousal travel expenses.

(4) "All Other Compensation" for Mr. Yost in 1995, 1994, and 1993, respectively, includes the following: (i) $2,209, $2,311, and $1,692 in club dues, (ii) $1,800, $1,850, and $2,150 in tax return preparation fees, (iii) $6,750, $4,497, and $5,237 in contributions under the Company's Employee Investment Plan, and (iv) for fiscal 1994, $46 for spousal travel expenses.

(5) "All Other Compensation" for Mr. Hilzinger includes (i) in 1995 and 1994, respectively, $6,300 and $985 in contributions under the Company's Employee Investment Plan and (ii) in 1995, $200 in club dues.

STOCK OPTIONS

OPTION GRANTS IN FISCAL YEAR 1995

     The following table sets forth certain information with respect to options granted to and exercised by the named executive officers of the Company during fiscal year 1995. The information set forth in these tables relates to options granted to and exercised by the named executive officers of the Company to purchase shares of Common Stock under the 1995 Stock Option Plan.

                                       INDIVIDUAL GRANTS(1)
--------------------------------------------------------------------------------------------------
                                             NUMBER OF     % OF TOTAL
                                            SECURITIES      OPTIONS/
                                            UNDERLYING        SARS        EXERCISE
                                             OPTIONS/      GRANTED TO     OR BASE
                                               SARS       EMPLOYEES IN     PRICE      EXPIRATION         GRANT DATE
                   NAME                     GRANTED(#)     FISCAL YEAR     ($/SH)        DATE        PRESENT VALUE($)(2)
------------------------------------------  -----------   -------------   --------   -------------   -------------------
John F. McNamara..........................    100,000         11.17%        21.00    April 3, 2001         821,000
David M. Flowers..........................     65,000          7.26%        21.00    April 3, 2001         533,650
R. David Yost.............................     65,000          7.26%        21.00    April 3, 2001         533,650
Kurt J. Hilzinger.........................     40,000          4.46%        21.00    April 3, 2001         328,400

---------------
(1) The Options granted under the 1995 Stock Option Plan become exercisable at a rate of 25% each year, beginning April 3, 1996.

(2) Present values were calculated using the Black-Scholes American option valuation method. The actual value, if any, that an executive officer may receive is dependent on the excess of the stock price over the exercise price. Use of this model should not be viewed as a forecast of the future performance of the Company's stock price. The estimated grant date present value of each stock option is $8.21 based on the following defined option terms and assumptions: (a) a stock price of $21.00; (b) an exercise price of $21.00; (c) a term of 6 years; (d) a risk-free interest rate of 5.42%, which represents the yield on Treasury Bonds with maturity dates corresponding to that of the options; (e) a dividend yield of 0%, representing the stock's current yield; (f) a stock price volatility rate of .3549, which reflects how much the stock price varied in the first 42 weeks after the initial public offering of the Company's Common Stock on April 4, 1995; and (g) a discount of 12.5% to represent the 25% per year vesting provision of the options.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995 AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information regarding the number of exercised options and the value of unexercised in-the-money options held by the named executive officers of the Company as of September 30, 1995.

                                                                         NUMBER OF
                                                                         SECURITIES             VALUE OF
                                                                         UNDERLYING            UNEXERCISED
                                                                        UNEXERCISED           IN-THE-MONEY
                                                                        OPTIONS/SARS          OPTIONS/SARS
                                                                       AT FY-END (#)          AT FY-END($)
                                                                      ----------------     -------------------
                                 SHARES ACQUIRED         VALUE          EXERCISABLE/          EXERCISABLE/
             NAME                ON EXERCISE (#)      REALIZED($)     UNEXERCISABLE(1)     UNEXERCISABLE(1)(2)
-------------------------------  ----------------     -----------     ----------------     -------------------
John F. McNamara...............       725,700          15,103,650          100,000               600,000
David M. Flowers...............       212,400           4,425,050           65,000               390,000
R. David Yost..................       238,950           4,973,600           65,000               390,000
Kurt J. Hilzinger..............        73,750           1,523,750           40,000               240,000

---------------
(1) As of September 30, 1995, none of the options held by the named executive officers were exercisable.

(2) Based on an exercise price of $21.00 per share and the closing price of $27.00 per share on the Nasdaq National Market on September 29, 1995.

PENSION PLANS

     AMERISOURCE CORPORATION PARTICIPATING COMPANIES PENSION PLAN. AmeriSource has a pension plan providing for continuation of pension benefit coverage for salaried sales and office employees of AmeriSource previously covered under Alco Standard's Participating Companies Pension Plan. The pension plan also covers other salaried, sales, and office employees of AmeriSource who meet the plan's eligibility requirements. Under AmeriSource's pension plan, the executive officers compensated by AmeriSource are entitled to annual pension benefits at age 65 equal to the number of years of credited service multiplied by 1% of average annual compensation earned during the consecutive three years within the last ten years of participation in the pension plan which yield the highest average.

     All pension plan costs are paid by AmeriSource and the pension plan, and benefits are funded on an actuarial basis. Compensation earned by executive officers for purposes of the plan includes salaries and bonuses set forth in the cash compensation table under "Summary Compensation Table" above, except that compensation recognized under the plan may not exceed certain limits, as required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code, as amended (the "Code"). For 1995, the compensation limit was $150,000.

     The years of credited service (with AmeriSource, predecessor companies or Alco Standard) as of October 1, 1995 for each of the named executive officers of the Company were: John F. McNamara -- 14.00 years; David M. Flowers -- 19.75 years; R. David Yost -- 21.08 years; and Kurt J. Hilzinger -- 4.58 years.

     As required by ERISA and the Code, the pension plan limits the maximum annual benefits payable at Social Security retirement age as a single life annuity to the lesser of $90,000, with cost-of-living adjustments, or 100% of a plan participant's average total taxable earnings during his highest three consecutive calendar years of participation, subject to certain exceptions for benefits which accrued prior to September 30, 1988. For 1994, the annual benefit limit was $118,800.

     SUPPLEMENTAL RETIREMENT PLAN. AmeriSource also has a Supplemental Retirement Plan (the "Supplemental Plan"). Coverage under the Supplemental Plan is limited to participants in AmeriSource's pension plan whose benefits under the pension plan are limited due to (a) restrictions imposed by the Code on the amount of benefits to be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee's compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the pension plan due to an employee's participation in certain deferred compensation plans sponsored by AmeriSource or one of its subsidiaries. The Supplemental Plan provides for a supplement to the annual pension paid under AmeriSource's pension plan to participants who attain early or normal retirement under such pension plan or who suffer a total and permanent disability while employed by AmeriSource or one of its subsidiaries and to the pre-retirement death benefits payable under the pension plan on behalf of such participants who die with a vested interest in AmeriSource's pension plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under AmeriSource's pension plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant's compensation for purposes of AmeriSource's pension plan due to his participation in certain deferred compensation plans of AmeriSource or one of its subsidiaries.

     The following table shows estimated annual retirement benefits that would be payable to participants under AmeriSource's pension plan and, if applicable, the Supplemental Plan, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefit amounts listed are not subject to any deduction for Social Security benefits.

                    ESTIMATED ANNUAL RETIREMENT BENEFITS ($)

                    FINAL AVERAGE
                    COMPENSATION                     10          20          30          35
    ---------------------------------------------  -------    --------    --------    --------
    100,000......................................   10,000      20,000      30,000      35,000
    150,000......................................   15,000      30,000      45,000      52,500
    200,000......................................   20,000      40,000      60,000      70,000
    250,000......................................   25,000      50,000      75,000      87,500
    300,000......................................   30,000      60,000      90,000     105,000
    500,000......................................   50,000     100,000     150,000     175,000
    600,000......................................   60,000     120,000     180,000     210,000
    700,000......................................   70,000     140,000     210,000     245,000
    800,000......................................   80,000     160,000     214,000     254,000

OTHER FORMS OF COMPENSATION

     EMPLOYEE INVESTMENT PLAN. In fiscal year 1986, AmeriSource adopted a stock participation plan pursuant to Section 401(k) of the Code, which plan was amended and restated as a 401(k) Employee Investment Plan (the "EIP") effective January 1, 1989. Participation in the EIP is generally available to salaried, office, sales and certain hourly employees of AmeriSource. As of December 31, 1994, participation in the EIP was available to approximately 1,889 employees, of whom approximately 1,331 were participants. A participant may contribute to the EIP between 2% and 6% of his or her salary on a "before-tax" basis, entitling the participant to contributions by his or her employer in an amount equal to one-half of the participant's contributions. Highly compensated employees, as defined by the Code, may receive matching employer contributions of less than one-half of their participant contributions made after April 1, 1993. An additional employer matching contribution, in an amount to be determined by AmeriSource but not to exceed one-half of the participant's contributions, may be made to the EIP. The combined amount of employer matching contributions for the plan year ending December 31, 1994 was 75% of each participant's contribution. For calendar years 1993 and 1994, a participant's contributions could not exceed $8,994 and $9,240 per year, respectively. The cost of the matching employer contributions is ultimately charged to the division or subsidiary of AmeriSource employing the participant. Matching employer contributions to the EIP are held in trust and vest to the benefit of the participant over a period of five years, measured from the date the participant's employment commenced (as long as the participant continues as an employee). The EIP is administered by trustees who have selected six mutual funds managed by Fidelity Investments among which participants may direct the investment of their entire account balances.

     DEFERRED COMPENSATION PLAN. In September 1985, AmeriSource adopted a deferred compensation plan (the "1985 Deferred Compensation Plan") which permitted eligible employees of AmeriSource to defer a portion of their compensation during a period of up to 48 months after October 1, 1985 and, in return, to receive retirement or survivor benefits, and in certain circumstances, disability insurability. The amount of the benefits the participant will be entitled to receive is based on the total number of years the participant remains employed by AmeriSource or an affiliated company. A participant's interest in the benefits vests over a period of five years. Mr. McNamara is a participant in the 1985 Deferred Compensation Plan. Assuming Mr. McNamara retires from employment with AmeriSource at or after age 65, his monthly retirement benefits under the 1985 Deferred Compensation Plan would be $2,901, payable over a 15-year period.

AGREEMENTS WITH EMPLOYEES

     The Company intends to offer employment contracts to Messrs. McNamara, Flowers and Yost. The employment contracts are expected to provide for three year terms of employment, each subject to a one year extension at the Company's discretion, annual base salaries substantially commensurate with present levels, and incentive compensation, bonuses and benefits in accordance with the Company's then prevailing practices.

     Each contract is expected to include customary termination for cause provisions, whereupon the Company's obligations under the respective employment contract would cease. By a majority vote of the Board of Directors, the Company would also be able to terminate the employment of the employee without cause, whereupon the Company would remain obligated to pay the greater of (i) one year of such employee's then current salary and (ii) the base salary of the employee for the balance of the term of the employment contract. The contracts may also provide for acceleration of all or a portion of the employee's Company stock options then outstanding upon a termination without cause. Each contract is also expected to prohibit direct and indirect competition with the Company for a period of one year after termination of employment. The contracts will also contain customary prohibitions against the disclosure of confidential information and the solicitation of the Company's employees and customers.

     The Company has entered into noncompetition and nondisclosure agreements with certain officers and key employees of the Company, including Messrs. McNamara, Flowers, Yost and Hilzinger. The agreements provide that the employee will not (i) during the course of employment by the Company and for a period of one year thereafter, engage in any business that directly or indirectly competes with the Company, and (ii) for a one-year period after termination of employment, solicit or divert the Company's employees or the business of the Company's customers. The agreements also provide that the employees will not disclose confidential information at any time during or after their employment with the Company.

                         STOCKHOLDER RETURN PERFORMANCE

     The following graph compares the percentage change in cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and an index of peer companies selected by the Company (the "Peer Group Index") from the market close on April 4, 1995 to September 30, 1995. April 4, 1995 is the first trading date on which the Company's Common Stock was registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Cumulative total return to stockholders is measured by dividing (x) the sum of (i) total dividends for the period (assuming dividend reinvestment) plus (ii) per-share price change for the period by (y) the share price at the beginning of the period. The graph is based on an investment of $100 at the market close on April 4, 1995 in the Common Stock and in each index.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
  AMONG AMERISOURCE HEALTH CORPORATION, THE S & P 500 INDEX AND A PEER GROUP


                     AMERISOURCE    PEER GROUP    S & P 500
DOLLARS   4/4/95         100            100          100
         9/30/95         129            108          117


* ASSUMES $100 INVESTED ON APRIL 4, 1995 IN STOCK OR INDEX AND REINVESTMENT OF DIVIDENDS.


     The Peer Group Index (which is weighted on the basis of market capitalization) consists of the Company and the following companies which are engaged primarily in the wholesale drug distribution business: Bergen Brunswig Corporation, Bindley Western Industries, Inc., Cardinal Health, Inc., Foxmeyer Health Corporation, McKesson Corporation, and Owens & Minor, Inc.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During fiscal year 1995, Dechert Price & Rhoads performed, and currently does perform, legal services for the Company. Barton J. Winokur, a partner of Dechert Price & Rhoads and a director of the Company, owns 19,750 shares of the Common Stock of the Company.

     Pursuant to a prior arrangement, 1,338,894 shares of the Company's Common Stock were repurchased in April 1995 from VPI by the Company at $0.34 per share before being issued pursuant to options granted under the Company's stock option plans.

     In April 1995, the Company issued 7,590,000 shares of Class A Common Stock in a public offering at $21.00 per share. In connection with the public offering, the underwriters reserved for sale to employees and directors of the Company up to 50,000 shares of Class A Common Stock at $19.69 per share (the initial offering price of $21.00 per share less underwriters' discount of $1.31 per share). The underwriters sold 40,206 shares of such reserved Class A Common Stock to employees and directors of the Company, which included 5,000 shares each to Messrs. Gozon, Karlson and Winokur. The number of shares of Class A Common Stock available for sale in the public offering by the underwriters to the general public was reduced by the number of reserved shares purchased by employees and directors of the Company pursuant to the foregoing program.

                          INDEPENDENT PUBLIC AUDITORS

     Since 1988, the Company has retained Ernst & Young LLP as its independent public auditors and it intends to retain Ernst & Young LLP for the current year ending September 30, 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market. Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all forms they file under
Section 16(a). Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required from those persons, the Company believes that during the period October 1, 1994 through September 30, 1995, its officers, directors and 10% Stockholders complied with all applicable Section 16(a) filing requirements.

                           1997 STOCKHOLDER PROPOSALS

     In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 1997, the proposal must be received by the Company in writing on or before September 23, 1996, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Delaware, and the By-Laws of the Company relating to such inclusion. Stockholder proposals may be mailed to the Secretary, AmeriSource Health Corporation, P.O. Box 959, Valley Forge, PA 19482.

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED SEPTEMBER 30, 1995 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER, UPON WRITTEN REQUEST DIRECTED TO VICKI BAUSINGER, MANAGER OF STOCKHOLDER RELATIONS, AMERISOURCE HEALTH CORPORATION, P.O. BOX 959, VALLEY FORGE, PA 19482.

                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the 1996 Annual Meeting of Stockholders. If any other matter should properly come before the Annual Meeting, however, the enclosed proxy confers discretionary authority with respect thereto.

                                          By order of the Board of Directors,

                                          /s/ TERESA T. CICCOTELLI
                                          ------------------------
                                          TERESA T. CICCOTELLI
                                          Vice President, General Counsel and
                                          Secretary

Dated: January 26, 1996
       Malvern, Pennsylvania

                        AMERISOURCE HEALTH CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                              FEBRUARY 28, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCE HEALTH CORPORATION, a Delaware corporation, does hereby constitute and appoint John F. McNamara and Teresa T. Ciccotelli, or any one of them, the true and lawful attorneys and proxies of the undersigned, with full power including power of substitution to each, for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCE HEALTH CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Desmond Great Valley Hotel and Conference Center, Malvern, Pennsylvania 19355, on February 28, 1996 at 8:30 a.m., and at any and all adjournments and postponements thereof, as follows:

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                           - FOLD AND DETACH HERE -

                                                          Please mark
                                                          your votes as    / X /
                                                          indicated in
                                                          this example



THE BOARD OF DIRECTORS                 VOTE          WITHHELD
RECOMMENDS A VOTE FOR ITEM 1.        FOR ALL*         FOR ALL

Item 1. ELECTION OF DIRECTORS
    Nominees:
        John F. McNamara
        Bruce C. Bruckmann
        Michael A. Delaney
        Richard C. Gozon
        Lawrence C. Karlson
        George H. Strong
        James A. Urry
        Barton J. Winokur

* To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:

--------------------------------------------------------------------------------


Item 2. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.




                               THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 2.

                               Note: Please date this proxy and sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s)                                           Date
            ------------------------------------------     --------------------


                           - FOLD AND DETACH HERE -